Exhibit 99.1

NEWS RELEASE

Contact:	Tim Nicolaou, CEO (210) 308-8267
E-mail:	ir@globalscape.com
Web Site:	www.globalscape.com

GLOBALSCAPE REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2002

Company Achieves Positive Bottom Line Results

SAN ANTONIO, TEXAS, May 15, 2002, GlobalSCAPE, Inc. (OTCBB: GSCP) reported results for the three months ended March 31, 2002 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

For the three months ended March 31, 2002, GlobalSCAPE reported revenues of $1,305,902 and net income of $88,607 compared to revenues of $1,473,209 and a net loss of $375,961 for the same period in 2001.  Although the Company’s software product revenues declined over the comparable period, reductions in selling, general and administrative expenses as well as research and development costs contributed to positive bottom line results. Selling, general and administrative expenses declined $566,773 between periods due in large part to reduction in non-cash, non-recurring compensation charges of $405,000 recognized in the first quarter of 2001. The decrease in research and development costs of $111,225 was due primarily to reductions in amounts spent on external development resources, which had been focused on the development and release of CuteFTP Pro during the three months ended March 31, 2001.  Excluding non-recurring, non-cash compensation charges of $405,000, the Company produced net income on a pro forma basis of $29,039 in the three months ended March 31, 2001, as compared to $88,607 for the same period in 2002.  Please refer to the attached table.

Tim Nicolaou, GlobalSCAPE’s Chief Executive Officer, stated, “Despite the challenging economic environment, we have demonstrated the ability to manage the business effectively.  However, we understand that creating shareholder value is best achieved through sustained revenue growth.  In an effort to achieve our goals, we intend to continue to pursue strategic technology partners to bring new products to market faster and distribution agreements to market them to a wider audience.  In addition, we are committed to controlling expenses as we focus on building revenues.”

GlobalSCAPE, Inc., founded in April 1996 as a subsidiary of ATSI Communications, Inc. (AMEX: AI), is focused on the development, marketing and support of content management applications. GlobalSCAPE’s products and services enable individuals and organizations to easily create, move and manage information over the Internet in a secure, collaborative environment. GlobalSCAPE produces high quality Web Site Development, File Management and Secure Data Delivery solutions, and ensures a positive online buying experience and unparalleled customer support. GlobalSCAPE’s award-winning programs are feature rich, designed with power and functionality in mind, yet easy-to-use to support power users and novices alike. Premier products are offered in several languages to support international clientele.

This news release contains “forward-looking statements” which are statements of management’s beliefs and expectations about the future. We have identified forward-looking statements by using words such as ``expect,’’ ``believe’’ and ``should.’’  Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties, and these statements may turn out not to be true. Risks that could cause these statements not to be true include the failure of the content management market to grow, failure to develop or license the intellectual property needed for a Web content management product, and other Risk Factors discussed in filings made by GlobalSCAPE with the SEC.

GlobalSCAPE, Inc.

Statements of Operations & Pro Forma Results for the Three Months Ended March 31, 2001 and 2002

	For the three months ended March 31, 2001			For the three months ended March 31, 2002
	As Reported	Adjustments(a)	Pro forma	As Reported
Operating revenues:
Software product revenues	$1,442,068	$—	$1,442,068	$1,305,902
Advertising revenues	31,141	—	31,141	—
Total revenues	1,473,209	—	1,473,209	1,305,902

Operating expenses:

Cost of revenues (exclusive of depreciation and amortization shown separately below)	61,215	—	61,215	106,243
Selling, general and administrative expenses	1,310,317	(405,000)	905,317	743,544
Research and development expenses	315,464	—	315,464	204,239
Depreciation and amortization	131,636	—	131,636	137,317
Total operating expense	1,818,632	(405,000)	1,413,632	1,191,343
Income (loss) from operations	(345,423)	405,000	59,577	114,559

Other income (expense):
Interest expense	(4,910)	—	(4,910)	(2,603)
Interest income	—	—	—	10,654
Total other income (expense)	(4,910)	—	(4,910)	8,051
Income (loss) before income taxes	(350,333)	405,000	54,667	122,610

Income tax provision (benefit):
Current:
Federal	14,038	—	14,038	—
State	1,239	—	1,239	4,063
Deferred:
Federal	9,512	—	9,512	29,864
State	839	—	839	76
Total income tax provision (benefit)	25,628	—	25,628	34,003

Net income (loss)	$(375,961)	$405,000	$29,039	$88,607
Net income (loss) per common share:
Basic	$(0.03)		$0.00	$0.01
Diluted	$(0.03)		$0.00	$0.01
Weighted average common shares outstanding used in calculating net income (loss) per common share:
Basic	12,936,190		12,936,190	13,071,357
Diluted	12,936,190	1,323,867	14,260,057	14,207,739

(a) The adjustment to the Statement of Operations for the three months ended March 31, 2001 reflects non-recurring, non-cash compensation charges related to the settlement of a claim with an Executive of the Company that their option for 291,429 shares were subject to adjustment resulting from the 7.6:1 forward split performed by the Company in May 2000.  GlobalSCAPE recognized compensation expense related to the settlement of this claim in the amount of $405,000, $364,000 for the issuance of 808,571 options with an exercise price of $0.0132 per share and $41,000 related to the re-pricing of the option for 291,429 shares.  The adjustments also reflect the dilutive effect of outstanding stock options given that the pro forma adjustments resulted in positive net income.